Kewaunee Scientific Reports Results For Year and Fourth Quarter


     Exchange:    NASDAQ (KEQU)

    STATESVILLE, N.C. June 26, 2007 -- Kewaunee Scientific Corporation (Nasdaq:
KEQU - news) today reported results for its fiscal year and fourth quarter ended April 30, 2007.

    Net earnings for the year were $1,540,000, or $0.62 per diluted share, as compared to net earnings of $193,000, or $0.08 per diluted share, for the prior year. Excluding an after-tax gain of $540,000 in the prior year related to the sale of the Company's former Lockhart, Texas property, a net loss of $347,000, or $0.14 per diluted share, was incurred for that year. Earnings for the current year benefited from significantly improved manufacturing costs, continuing success in identifying new global supply sources for raw materials and components, and other cost improvement initiatives.

    Sales for the year were $81,441,000, a decrease of 3.1% from sales of $84,071,000 in the prior year. Incoming orders, both domestic and international, were extremely strong in the second half of the year and included several prestigious laboratory furniture projects. The order backlog climbed to $51.1 million at April 30, 2007, an increase of $14.7 million from $36.4 million at April 30, 2006.

    Sales from domestic operations were $66,585,000, a decrease of 7.6% from the prior year. However, as reflected in the growth of the Company's order backlog, the domestic marketplace for laboratory products continues to be healthy, particularly for larger laboratory projects.

    The Company's international operations continued to experience strong sales, as sales increased 23.3% to $14,856,000. The Asian markets of India, Singapore, and China continue to be a key in the Company's long-term growth strategy. During the year, the Company strengthened its sales representation in these countries and further expanded its manufacturing capabilities in India.

    Confirming the Company's excellent reputation in the Asian laboratory furniture market, during the year the Company was awarded a prestigious contract to provide and install laboratory furniture and fume hoods for the Olympic testing laboratory in Beijing, China. This laboratory will test all athletes who participate in the 2008 Summer Olympics in Beijing and will be one of only a few laboratories in the world designed to comply with the stringent standards required for a laboratory to be certified by the International Olympics Committee. The order will be shipped and installed in the first quarter of fiscal year 2008.

    "We ended fiscal year 2007 with very positive momentum," said William A. Shumaker, President and Chief Executive Officer. "The strong influx of orders in the last half of the year provides us a foundation for increased sales in fiscal year 2008 when the majority of these orders will be shipped. Our lower costs are making us more competitive in the domestic marketplace, while also improving our profit margins and profitability. Our international operations continue to grow in sales and profitability. Excellent progress was also made during the year in improving our financial position, as we significantly improved cash flow, reduced borrowings, and strengthened our balance sheet. These factors should place the Company on a solid track for continued success and profitability."

    During the year, the Company generated cash from operations of $8.7 million. Bank borrowings and capital lease obligations totaled $4.3 million at year-end, down from $9.1 million at the end of the prior year. The debt-to-equity ratio declined to .18-to-1 at year-end, and cash on hand increased to $2.6 million, up from $1.3 million at the end of the prior year. Working capital was $12.3 million at April 30, 2007, up from $11.0 million at the end of the prior year.

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    Sales for the fourth quarter ended April 30, 2007 were $22,721,000, a decrease of 4.2% from sales of $23,720,000 in the same quarter of the prior year. Sales from domestic operations for the quarter were flat from the same quarter of the prior year, while sales from international operations declined because especially large shipments were made for several projects in the fourth quarter of the prior year. Net earnings for the fourth quarter were $517,000, or $.21 per diluted share, as compared to a net loss of $254,000, or $0.11 per diluted share, in the prior year.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

    Contact:  D. Michael Parker
              704/871-3290


                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)


                                      Three Months Ended     Year Ended
                                            April 30          April 30
                                         2007     2006     2007     2006

                                                  (Unaudited)

Net sales                               $22,721  $23,720  $81,441  $84,071

Cost of products sold                    18,467   20,629   66,355   71,663
Gross profit                              4,254    3,091   15,086   12,408

Other operating income                       --       --      --       884*
Operating expenses                        3,363    3,223   11,728   12,175
Operating earnings (loss)                   891     (132)   3,358    1,117

Other income                                 20       51       53       50
Interest expense                           (146)    (153)    (670)    (470)

Earnings (loss) before income taxes         765     (234)   2,741      697
Income tax expense (benefit)                289      (38)     902      288

Earnings (loss) before minority interests   476     (196)   1,839      409
Minority interests in subsidiaries           41      (58)    (299)    (216)
Net earnings (loss)                        $517    $(254)  $1,540     $193*

Net earnings (loss) per share
           Basic                          $0.21   $(0.11)   $0.62    $0.08
           Diluted                        $0.21   $(0.11)   $0.62    $0.08
Weighted average number of common
       shares outstanding (in thousands)
           Basic                          2,494    2,492    2,493    2,492
           Diluted                        2,502    2,492    2,495    2,493


*Includes a non-recurring pretax gain of $884,000 and an after-tax gain of $540,000, or $.22 per diluted share, on the sale of property.

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                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                  April 30        April 30
Assets                                              2007            2006

Cash and cash equivalents                          $2,231           $929
Restricted cash                                       372            399
Receivables, less allowances                       19,061         23,199
Inventories                                         5,869          5,860
Prepaid expenses and other current assets             981          1,011
   Total current assets                            28,514         31,398
Net property, plant and equipment                  11,255         11,163
Other assets                                        5,471          7,911
Total Assets                                      $45,240        $50,472

Liabilities and Stockholders' Equity
Short-term borrowings                              $3,489         $8,216
Current obligations under capital leases              360            260
Accounts payable                                    8,437          9,074
Other current liabilities                           3,897          2,823
   Total current liabilities                       16,183         20,373
Other non-current liabilities                       5,009          4,553
Total stockholders' equity                         24,048         25,546
Total Liabilities and Stockholders' Equity        $45,240        $50,472